News Release

For Immediate Release:	For More Information, Contact:
April 22, 2026	Katie Doyle
336-286-8741

First Bancorp Reports First Quarter Results

First Quarter 2026 Financial Data
(Dollars in 000s, except per share data)	Q1-2026	Q4-2025	Q1-2025
Summary Income Statement
Total interest income	$142,390	$143,634	$132,624
Total interest expense	35,274	37,435	39,777
Net interest income	107,116	106,199	92,847
Provision for credit losses	3,083	4,732	1,116
Noninterest income	15,178	(22,479)	12,956
Noninterest expenses	60,218	62,043	57,911
Income tax expense	12,334	1,232	10,370
Net income	$46,659	$15,713	$36,406

Key Metrics
Diluted EPS	$1.13	$0.38	$0.88
Adjusted diluted EPS (1)	1.13	1.19	0.88
Book value per share	40.68	39.89	36.46
Tangible book value per share	29.01	28.23	24.69
ROA	1.48%	0.49%	1.21%
Adjusted ROA (1)	1.48%	1.54%	1.21%
ROCE	11.22%	3.83%	10.06%
Adjusted ROCE (1)	11.22%	12.01%	10.06%
ROTCE	16.05%	5.80%	15.54%
Adjusted ROTCE (1)	16.05%	17.45%	15.54%
NIM	3.67%	3.58%	3.25%
NIM- T/E	3.69%	3.60%	3.27%
Efficiency ratio	49.05%	73.75%	54.51%
Quarterly NCO ratio	0.06%	0.05%	0.17%
ACL ratio	1.42%	1.42%	1.49%

Capital Ratios (2)
Tangible common equity to tangible assets	9.63%	9.61%	8.55%
Common equity tier I capital ratio	14.11%	14.10%	14.52%
Total risk-based capital ratio	16.10%	16.12%	16.80%
(1) Q4-2025 adjusted to exclude impact of securities loss of $43.7 million (after tax $33.6 million). See Appendices D, E, F and G.
(2) March 31, 2026 ratios are preliminary.

First Quarter 2026 Highlights
•D-EPS was $1.13 per share for the first quarter of 2026 compared to $0.38 for the linked quarter and $0.88 for the like quarter.
•The net interest margin was 3.67% for the quarter ended March 31, 2026, an expansion of 0.09% from the linked quarter and 0.42% from the like quarter.
•The efficiency ratio for the quarter ended March 31, 2026 was 49.05%, compared 73.75% for the linked quarter and 54.51% for the like quarter. See Appendix I.
•Total loans were $8.8 billion at March 31, 2026, representing an increase of $71.4 million, or 3.3% annualized. Adjusting for the paydown of one larger seasonal loan, loan growth for the quarter was 5.9% annualized.
•Total loan yield was 5.58%, down 1 basis point from the linked quarter and up 6 basis points from the like quarter.
•The yield on securities increased 5 basis points to 2.74% for the quarter ended March 31, 2026 from 2.69% for the linked quarter.
•Total cost of funds decreased 5 basis points to 1.31% for the quarter ended March 31, 2026 from 1.36% for the linked quarter and 1.51% for the like quarter.
•Average core deposits were $10.8 billion for the first quarter of 2026, a decrease of $13.2 million from the linked quarter and an increase of $227.6 million for the like quarter. Total cost of deposits was 1.28%, a decrease of 4 basis points from 1.32% for the linked quarter and a decrease of 18 basis points from the like quarter at 1.46%.
•Expense management continues to be a focus. Noninterest expenses of $60.2 million represented a $1.8 million decrease from the linked quarter and a $2.3 million increase from the like quarter. The linked quarter decrease was driven by a $1.3 million decrease in Other operating expenses and a $0.9 million decrease in Total personnel expense.
•Noninterest-bearing demand deposits were $3.6 billion, representing 33% of total deposits at March 31, 2026. During the first quarter of 2026, period end customer deposits grew $264.0 million.
•The loan-to-deposit ratio was 79.9% as of March 31, 2026.

First Quarter 2026 Results
SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, reported unaudited first quarter earnings today. The Company announced net income of $46.7 million, or $1.13 diluted earnings per share ("D-EPS"), for the three months ended March 31, 2026 compared to $15.7 million, or $0.38 D-EPS, for the three months ended December 31, 2025 ("linked quarter") and $36.4 million, or $0.88 D-EPS, for the first quarter of 2025 ("like quarter").
The Company continued to enhance net interest income and net interest margin ("NIM") during the first quarter of 2026. The Company recorded net interest income of $107.1 million for the first quarter of 2026, compared to $106.2 million for the linked quarter and $92.8 million for the like quarter. NIM for the first quarter of 2026 expanded to 3.67% from 3.58% for the linked quarter and 3.25% for the like quarter.
First Bancorp also continued to maintain expense control with noninterest expenses of $60.2 million for the first quarter of 2026, down from $62.0 million for the linked quarter, and up from $57.9 million for the like quarter. The efficiency ratio for the quarter ended March 31, 2026 was 49.05%, compared to an adjusted efficiency ratio of 48.53% for the linked quarter and an efficiency ratio of 54.51% for the like quarter. See Appendix I for a reconciliation of the efficiency ratio and the adjusted efficiency ratio.
Richard H. Moore, Chairman and CEO of the Company, stated, “First Bancorp delivered a strong start to 2026 with financial performance that underscores the benefit of our balance sheet management activities, continued margin expansion, and prudent expense control. Earnings continue to benefit from the repositioning of lower‑yielding assets into higher‑yielding opportunities, while our liquidity, capital and credit quality remain strong. We are highly encouraged by our first quarter performance and remain confident in our ability to sustain momentum and drive continued success in 2026.”

Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2026 was $107.1 million, an increase of 0.9% from the linked quarter of $106.2 million, despite two fewer calendar days, and an increase of 15.4% from the like quarter of $92.8 million. The increase in net interest income from the linked and like quarters was primarily driven by our focused efforts to manage deposit costs after the rate cuts by the Federal Reserve in 2025, while increasing loan yields through originations as well as increased securities yields resulting from the securities loss-earnback transactions executed in the third and fourth quarters of 2025.
The Company’s NIM for the first quarter of 2026 was 3.67%, an increase of 9 basis points from the linked quarter and 42 basis points from the like quarter.
The linked quarter expansion of NIM was driven by a $246.3 million increase in average loans, partially offset by a 1 basis point decrease in loan yield to 5.58% while cost of interest bearing deposits decreased 8 basis points driven by the three rate cuts between September and December 2025. While average interest-earning assets contracted $6.9 million in total during the quarter, the Company saw a shift in the mix of interest-earning assets, with loans increasing from 72.4% of average interest-earning assets to 74.5%, while average securities contracted by $125.0 million and average short-term investments contracted by $128.2 million.
Due to similar factors, the like quarter expansion of NIM was driven by growth of $674.3 million in average loans, coupled with a 6 basis point yield increase while the cost of interest bearing deposits decreased 25 basis points. Loans grew to 74.5% of average interest-earning assets while securities contracted to 23.1% of average interest-bearing assets and short-term investments contracted to 2.3% of average interest-bearing assets, again reflecting the shift in the mix of interest-earning assets to higher yielding assets.

First Quarter 2026 Results

	For the Three Months Ended
YIELD INFORMATION	March 31, 2026	December 31, 2025	March 31, 2025

Yield on loans	5.58%	5.59%	5.52%
Yield on securities	2.74%	2.69%	2.28%
Yield on other earning assets	4.36%	4.31%	4.42%
Yield on total interest-earning assets	4.89%	4.84%	4.65%

Cost of interest-bearing deposits	1.89%	1.97%	2.14%
Cost of borrowings	6.68%	7.04%	7.31%
Cost of total interest-bearing liabilities	1.94%	2.02%	2.21%
Total cost of funds	1.31%	1.36%	1.51%
Cost of total deposits	1.28%	1.32%	1.46%

Net interest margin (1)	3.67%	3.58%	3.25%
Net interest margin - tax-equivalent (2)	3.69%	3.60%	3.27%
Average prime rate	6.75%	7.02%	7.50%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed using the expected tax rate and is reduced by the related nondeductible portion of interest expense.

See Appendix J regarding loan purchase discount accretion and its impact on the Company's NIM.

Provision for Credit Losses and Credit Quality
For the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, the Company recorded $3.1 million, $4.7 million and $1.1 million in provision for credit losses, respectively. The provision for the first quarter of 2026 was driven by net charge-offs of $1.4 million and reserves related to $71.4 million of net loan growth. The Allowance for Credit Losses increased $1.2 million to $124.7 million, or 1.42% of loans. Additionally, the $0.5 million provision for unfunded commitments during the quarter was the result of additional unfunded lending commitments.
The Company did not adjust the incremental reserve for potential exposure from Hurricane Helene, maintaining a $1.9 million reserve as of March 31, 2026. The remaining incremental reserve contributes two basis points to the Allowance for Credit Losses at period end. The impact of Hurricane Helene on net income and D-EPS for the first and fourth quarters of 2025 is presented in Appendix H.
Asset quality remained strong with annualized net loan charge-offs of 0.06% for the first quarter of 2026. Total nonperforming assets ("NPAs") totaled $41.8 million at March 31, 2026, or 0.32% of total assets, up slightly from 0.30% at December 31, 2025 and 0.27% at March 31, 2025.

First Quarter 2026 Results
The following table presents the summary of NPAs and asset quality ratios for each period.

ASSET QUALITY DATA ($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Nonperforming assets
Nonaccrual loans	$41,032	$36,315	$29,081
Accruing loans > 90 days past due	—	—	—
Total nonperforming loans	41,032	36,315	29,081
Foreclosed real estate	740	1,425	4,769
Total nonperforming assets	$41,772	$37,740	$33,850

Asset Quality Ratios
Quarterly net charge-offs to average loans - annualized	0.06%	0.05%	0.17%
Nonperforming loans to total loans	0.47%	0.42%	0.36%
Nonperforming assets to total assets	0.32%	0.30%	0.27%
Allowance for credit losses to total loans	1.42%	1.42%	1.49%

Noninterest Income
Total noninterest income for the first quarter of 2026 was $15.2 million, a $37.7 million increase from the linked quarter, which included a $43.7 million loss on our securities loss-earnback transaction in the fourth quarter of 2025. Adjusting for the securities loss, total noninterest income decreased 28.6% from the $21.2 million adjusted noninterest income for the linked quarter. The linked quarter also included a pretax gain of $4.6 million realized upon the sale of an office building. The current quarter reflected a 17.2% increase from the $13.0 million recorded for the like quarter, primarily related to a $0.9 million increase in SBA loans sale gains and a $0.7 million increase in Other income, net.

Noninterest Expenses
Noninterest expenses amounted to $60.2 million for the first quarter of 2026 compared to $62.0 million for the linked quarter and $57.9 million for the like quarter. The $1.8 million, or 2.9%, decrease in noninterest expense from the linked quarter was driven by a $1.3 million decrease in Other operating expenses as well as a $0.9 million decrease in Total personnel expenses. The $2.3 million increase from the like quarter was driven by a $1.7 million increase in Total personnel expenses and a $0.7 million increase in Other operating expenses. For the fourth quarter of 2025, Other operating expenses included several elevated expense categories arising from increased customer-driven and seasonal activity.

Income Taxes
Income tax expense totaled $12.3 million for the first quarter of 2026 compared to $1.2 million for the linked quarter and $10.4 million for the like quarter. These equated to effective tax rates of 20.9%, 7.3% and 22.2% for the respective periods. The fourth quarter of 2025 included approximately $2.1 million of net discrete tax benefits, primarily arising from state taxes, including the continued NC graduated tax rate reductions.

Balance Sheet
Total assets at March 31, 2026 were $12.9 billion, an increase of $279.4 million, or 8.9% annualized, from the linked quarter and $511.5 million, or 4.1%, from a year earlier.

First Quarter 2026 Results
Key period end balance sheet components are presented below.

BALANCES ($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	Change 1Q26 vs 4Q25	Change 1Q26 vs 1Q25

Total assets	$12,947,734	$12,668,339	$12,436,245	2.2%	4.1%
Loans	8,793,814	8,722,419	8,103,033	0.8%	8.5%
Investment securities	2,491,035	2,561,655	2,582,781	(2.8)%	(3.6)%
Total cash and cash equivalents	597,991	309,595	772,441	93.2%	(22.6)%
Noninterest-bearing deposits	3,596,629	3,486,985	3,476,786	3.1%	3.4%
Interest-bearing deposits	7,415,854	7,261,436	7,267,873	2.1%	2.0%
Borrowings	74,643	74,569	92,055	0.1%	(18.9)%
Shareholders’ equity	1,682,950	1,654,168	1,508,176	1.7%	11.6%
Driven by prepayments and maturities, total investment securities decreased to $2.5 billion at March 31, 2026, reflecting a $70.6 million decrease from the linked quarter. Total unrealized losses on available for sale investment securities was $197.7 million at March 31, 2026, as compared to $194.1 million at December 31, 2025 and $321.2 million at March 31, 2025.
Total loans amounted to $8.8 billion at March 31, 2026, an increase of $71.4 million, or 3.3% annualized, from December 31, 2025 and an increase of $690.8 million, or 8.5%, from March 31, 2025. Adjusting for the paydown of one larger seasonal loan, loan growth for the quarter ended March 31, 2026 was 5.9% annualized. Please see the below table for total loan portfolio mix. As of March 31, 2026, there were no notable concentrations in geographies within North Carolina or South Carolina or within industries, including in office or hospitality categories, which are included in the "commercial real estate - non-owner occupied" category in the table below. The Company's exposure to non-owner occupied office loans represented approximately 6.5% of the total portfolio at March 31, 2026, with the largest loan being $33.0 million and with an average loan outstanding balance of $1.4 million. Non-owner occupied office loans are generally in non-metro markets and the ten largest loans in this category represent less than 2% of the total loan portfolio.
The following table presents the period end balance and portfolio percentage by loan category.

LOAN PORTFOLIO	March 31, 2026		December 31, 2025		March 31, 2025
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Commercial and industrial	$1,000,037	11%	$1,046,438	12%	$890,071	11%
Construction, development & other land loans	821,826	9%	753,199	9%	644,439	8%
Commercial real estate - owner occupied	1,352,473	16%	1,353,912	15%	1,233,732	15%
Commercial real estate - non-owner occupied	2,921,210	33%	2,843,555	33%	2,701,746	34%
Multi-family real estate	545,586	6%	537,015	6%	512,958	6%
Residential 1-4 family real estate	1,717,550	20%	1,736,453	20%	1,709,593	21%
Home equity loans/lines of credit	369,062	4%	383,652	4%	341,240	4%
Consumer loans	66,430	1%	67,458	1%	68,115	1%
Loans, gross	8,794,174	100%	8,721,682	100%	8,101,894	100%
Unamortized net deferred loan fees/(costs)	(360)		737		1,139
Total loans	$8,793,814		$8,722,419		$8,103,033
Total deposits were $11.0 billion at March 31, 2026, an increase of $264.1 million, or 10.0% annualized, from December 31, 2025 and $267.8 million, or 2.5%, from March 31, 2025.

First Quarter 2026 Results
The Company has a diversified and granular deposit base which has remained a stable funding source with noninterest-bearing deposits comprising 33% of total deposits at March 31, 2026. As presented in the table below, our deposit mix has remained relatively consistent.

DEPOSIT PORTFOLIO	March 31, 2026		December 31, 2025		March 31, 2025
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Noninterest-bearing checking accounts	$3,596,629	33%	$3,486,985	32%	$3,476,786	32%
Interest-bearing checking accounts	1,462,606	13%	1,420,795	13%	1,448,377	14%
Money market accounts	4,631,619	42%	4,510,356	42%	4,386,469	41%
Savings accounts	519,266	5%	526,643	5%	539,632	5%
Other time deposits	489,257	4%	493,282	5%	533,723	5%
Time deposits >$250,000	308,177	3%	305,473	3%	349,990	3%
Total customer deposits	11,007,554	100%	10,743,534	100%	10,734,977	100%
Brokered deposits	4,929	—%	4,887	—%	9,682	—%
Total deposits	$11,012,483	100%	$10,748,421	100%	$10,744,659	100%
As of March 31, 2026 and December 31, 2025, estimated insured deposits totaled $6.5 billion, or 59.0%, and $6.5 billion, or 60.2%, of total deposits, respectively. In addition, at March 31, 2026 and December 31, 2025, there were collateralized deposits of $723.8 million and $730.4 million, respectively, such that approximately 65.6% and 67.0%, respectively, of our total deposits were insured or collateralized at those dates.

Capital
The Company maintains capital in excess of well-capitalized regulatory requirements, with an estimated total risk-based capital ratio at March 31, 2026 of 16.10%, down slightly from the linked quarter ratio of 16.12% and from the like quarter ratio of 16.80%.
The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity ("TCE") to tangible assets ratio (a non-GAAP financial measure) which was 9.63% at March 31, 2026, an increase of 2 basis points from the linked quarter and 108 basis points from March 31, 2025. The increase in TCE from the like quarter was driven by improvements in the level of unrealized losses on the available for sale securities portfolio, partially a result of the 2025 securities loss-earnback transactions along with market improvements. Please refer to Appendix A for a reconciliation of common equity to TCE (a non-GAAP measure) and Appendix C for a calculation of the TCE ratio (a non-GAAP measure).

CAPITAL RATIOS	March 31, 2026 (estimated)	December 31, 2025	March 31, 2025

Tangible common equity to tangible assets (non-GAAP)	9.63%	9.61%	8.55%
Common equity tier I capital ratio	14.11%	14.10%	14.52%
Tier I leverage ratio	11.44%	11.21%	11.41%
Tier I risk-based capital ratio	14.85%	14.87%	15.34%
Total risk-based capital ratio	16.10%	16.12%	16.80%

Liquidity
Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities and other marketable assets) and off-balance sheet (readily available lines of credit and other funding sources). The

First Quarter 2026 Results
Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.
The Company's on-balance sheet liquidity ratio (net liquid assets as a percent of net liabilities) at March 31, 2026 was 16.7%. In addition, the Company had approximately $2.5 billion in available lines of credit at that date resulting in a total liquidity ratio of 34.0%.

First Quarter 2026 Results

About First Bancorp
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders. Member FDIC, Equal Housing Lender.
Please visit our website at www.LocalFirstBank.com for more information.
First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC."
Caution about Forward-Looking Statements: This News Release release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

Non-GAAP Measures
In this Earnings Release, we present certain measures of our performance that are calculated by methods other than in accordance with generally accepted accounting principles (“GAAP”). Company management uses these non-GAAP measures for purposes of evaluating our performance. Non-GAAP measures exclude or include amounts that are not normally excluded or included in the most directly comparable measure determined in accordance with GAAP. Company management believes an appropriate analysis of the Company's financial performance requires an understanding of the factors underlying such performance. Non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP. Please see the Appendices attached to this Earnings Release for reconciliations of return on tangible common equity, tangible common equity, tangible book value per share, the tangible common equity ratio, adjusted net income and adjusted diluted earnings per share.

First Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	For the Three Months Ended
($ in thousands, except per share data - unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
Interest income
Interest and fees on loans	$120,747	$120,020	$110,497
Interest on investment securities:
Taxable interest income	17,556	18,103	15,524
Tax-exempt interest income	1,115	1,115	1,116
Other, principally overnight investments	2,972	4,396	5,487
Total interest income	142,390	143,634	132,624
Interest expense
Interest on deposits	34,046	35,959	38,119
Interest on borrowings	1,228	1,476	1,658
Total interest expense	35,274	37,435	39,777
Net interest income	107,116	106,199	92,847
Provision for credit losses	3,083	4,732	1,116
Net interest income after provision for credit losses	104,033	101,467	91,731
Noninterest income
Service charges on deposit accounts	3,954	4,269	3,767
Other service charges and fees	5,942	5,653	5,919
Presold mortgage loan fees and gains on sale	669	583	450
Commissions from sales of financial products	1,492	1,800	1,408
SBA loan sale gains	903	—	52
Bank-owned life insurance income	1,340	1,375	1,228
Securities losses, net	—	(43,722)	—
Other Income, net	878	7,563	132
Total noninterest income	15,178	(22,479)	12,956
Noninterest expenses
Salaries, incentives and commissions expense	29,978	30,747	28,661
Employee benefit expense	6,516	6,673	6,095
Total personnel expense	36,494	37,420	34,756
Occupancy and equipment expense	5,355	4,903	5,192
Intangibles amortization expense	1,247	1,294	1,516
Other operating expenses	17,122	18,426	16,447
Total noninterest expenses	60,218	62,043	57,911
Income before income taxes	58,993	16,945	46,776
Income tax expense	12,334	1,232	10,370
Net income	$46,659	$15,713	$36,406
Earnings per common share:
Basic	$1.13	$0.38	$0.88
Diluted	1.13	0.38	0.88

First Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS
($ in thousands - unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
Assets
Cash and due from banks, noninterest-bearing	$135,176	$146,759	$149,781
Due from banks, interest-bearing	462,815	162,836	622,660
Total cash and cash equivalents	597,991	309,595	772,441

Securities available for sale	1,979,606	2,048,556	2,064,516
Securities held to maturity	511,429	513,099	518,265
Presold mortgages and SBA loans held for sale	11,191	7,790	5,166

Loans	8,793,814	8,722,419	8,103,033
Allowance for credit losses on loans	(124,734)	(123,581)	(120,631)
Net loans	8,669,080	8,598,838	7,982,402

Premises and equipment, net	139,374	139,125	141,954
Accrued interest receivable	37,296	39,206	35,452
Goodwill	478,750	478,750	478,750
Other intangible assets, net	15,985	17,232	21,388
Bank-owned life insurance	194,626	193,286	189,597
Other assets	312,406	322,862	226,314
Total assets	$12,947,734	$12,668,339	$12,436,245

Liabilities
Deposits:
Noninterest-bearing deposits	$3,596,629	$3,486,985	$3,476,786
Interest-bearing deposits	7,415,854	7,261,436	7,267,873
Total deposits	11,012,483	10,748,421	10,744,659

Borrowings	74,643	74,569	92,055
Accrued interest payable	3,733	3,747	4,935
Other liabilities	173,925	187,434	86,420
Total liabilities	11,264,784	11,014,171	10,928,069

Shareholders’ equity
Common stock	968,675	973,884	971,174
Retained earnings	866,387	829,659	783,630
Stock in rabbi trust assumed in acquisition	(893)	(885)	(1,166)
Rabbi trust obligation	893	885	1,166
Accumulated other comprehensive loss	(152,112)	(149,375)	(246,628)
Total shareholders’ equity	1,682,950	1,654,168	1,508,176
Total liabilities and shareholders’ equity	$12,947,734	$12,668,339	$12,436,245

First Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION
	For the Three Months Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

PERFORMANCE RATIOS (annualized)
ROA (1)	1.48%	0.49%	0.64%	1.24%	1.21%
Adjusted ROA (2)	1.48%	1.54%	1.31%	1.24%	1.21%
ROCE (3)	11.22%	3.83%	5.14%	10.11%	10.06%
Adjusted ROCE (4)	11.22%	12.01%	10.55%	10.11%	10.06%
ROTCE (5)	16.05%	5.80%	7.83%	15.25%	15.54%
Adjusted ROTCE (6)	16.05%	17.45%	15.66%	15.25%	15.54%
Efficiency ratio (7)	49.05%	73.75%	66.95%	53.00%	54.51%
Adjusted efficiency ratio (7)	49.05%	48.53%	51.09%	53.00%	54.51%

COMMON SHARE DATA
Cash dividends declared - common	$0.24	$0.23	$0.23	$0.23	$0.22
Book value per common share	$40.68	$39.89	$38.67	$37.53	$36.46
Tangible book value per share (8)	$29.01	$28.23	$26.98	$25.82	$24.69
Common shares outstanding at end of period	41,375,026	41,466,227	41,465,437	41,468,098	41,368,828
Weighted average shares outstanding - diluted	41,459,357	41,481,132	41,481,542	41,441,393	41,406,525

CAPITAL INFORMATION (preliminary for current quarter)
Tangible common equity to tangible assets (9)	9.63%	9.61%	9.12%	8.83%	8.55%
Common equity tier I capital ratio	14.11%	14.10%	14.35%	14.64%	14.52%
Total risk-based capital ratio	16.10%	16.12%	16.58%	16.90%	16.80%

(1) Calculated by dividing annualized net income by average assets.
(2) See Appendix E for a reconciliation of ROA to adjusted ROA.
(3) Calculated by dividing annualized tangible net income (net income adjusted for intangible asset amortization, net of tax), by average common equity. See Appendix F for the components of the calculation.

(4) See Appendix F for a reconciliation of ROCE to adjusted ROCE.
(5) Return on average tangible common equity is a non-GAAP financial measure. See Appendix G for the components of the calculation and the reconciliation of average common equity to average TCE.
(6) See Appendix G for a reconciliation of ROTCE to adjusted ROTCE.
(7) See Appendix I for a reconciliation of the efficiency ratio to the adjusted efficiency ratio.
(8) Tangible book value per share is a non-GAAP financial measure. See Appendix A for a reconciliation of common equity to tangible common equity and Appendix B for the resulting calculation.
(9) Tangible common equity ratio is a non-GAAP financial measure. See Appendix A for a reconciliation of common equity to tangible common equity and Appendix C for the resulting calculation.

First Quarter 2026 Results

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net interest income	$107,116	$106,199	$102,489	$96,676	$92,847
Provision for credit losses	3,083	4,732	3,442	2,212	1,116
Noninterest income	15,178	(22,299)	(12,879)	14,341	12,956
Noninterest expense	60,218	62,223	60,211	58,983	57,911
Income before income taxes	58,993	16,945	25,957	49,822	46,776
Income tax expense	12,334	1,232	5,594	11,256	10,370
Net income	46,659	15,713	20,363	38,566	36,406

Earnings per common share - diluted	$1.13	$0.38	$0.49	$0.93	$0.88

First Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS - QUARTERS

	For the Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
($ in thousands)	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate
Assets
Loans (1) (2)	$8,781,728	$120,747	5.58%	$8,535,422	$120,020	5.59%	$8,107,394	$110,497	5.52%
Taxable securities	2,442,140	17,556	2.88%	2,566,169	18,103	2.82%	2,629,066	15,524	2.36%
Non-taxable securities	284,712	1,115	1.57%	285,729	1,115	1.56%	288,905	1,116	1.55%
Short-term investments, primarily interest-bearing cash	276,471	2,972	4.36%	404,658	4,396	4.31%	503,377	5,487	4.42%
Total interest-earning assets	11,785,051	142,390	4.89%	11,791,978	143,634	4.84%	11,528,742	132,624	4.65%
Cash and due from banks	147,124			147,748			133,756
Premises and equipment	139,775			140,552			143,064
Other assets	690,864			635,861			421,248
Total assets	$12,762,814			$12,716,139			$12,226,810
Liabilities
Interest-bearing checking	$1,416,600	$2,230	0.64%	$1,381,272	$2,100	0.60%	$1,431,556	$2,497	0.71%
Money market deposits	4,566,409	26,516	2.35%	4,539,138	28,358	2.48%	4,337,560	29,180	2.73%
Savings deposits	524,123	241	0.19%	530,147	249	0.19%	539,104	240	0.18%
Other time deposits	495,115	2,819	2.31%	503,149	2,937	2.32%	558,648	3,353	2.43%
Time deposits >$250,000	304,089	2,240	2.99%	305,844	2,315	3.00%	352,174	2,849	3.28%
Total interest-bearing deposits	7,306,336	34,046	1.89%	7,259,550	35,959	1.97%	7,219,042	38,119	2.14%
Short-term borrowings	745	1	0.61%	757	1	0.61%	794	1	0.60%
Long-term borrowings	73,858	1,227	6.74%	82,360	1,475	7.10%	91,166	1,657	7.37%
Total interest-bearing liabilities	7,380,939	35,274	1.94%	7,342,667	37,435	2.02%	7,311,002	39,777	2.21%
Noninterest-bearing checking	3,515,359			3,575,317			3,375,098
Other liabilities	179,753			170,179			72,839
Shareholders’ equity	1,686,763			1,627,976			1,467,871
Total liabilities and shareholders’ equity	$12,762,814			$12,716,139			$12,226,810
Net yield on interest-earning assets and net interest income		$107,116	3.67%		$106,199	3.58%		$92,847	3.25%
Net yield on interest-earning assets and net interest income – tax-equivalent (3)		$107,595	3.69%		$106,601	3.60%		$93,284	3.27%
Interest rate spread			2.95%			2.82%			2.44%
Average prime rate			6.75%			7.02%			7.50%
(1)   Average loans include nonaccruing loans, the effect of which is to lower the average rate shown.
(2)   Includes accretion of discount on acquired loans of $1.1 million, $1.3 million and $1.8 million for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.
(3)   Includes tax-equivalent adjustments to reflect the tax benefit that we receive related to tax-exempt securities and loans as reduced by the related nondeductible portion of interest expense.

First Quarter 2026 Results

Reconciliation of non-GAAP measures
APPENDIX A: Reconciliation of Common Equity to Tangible Common Equity ("TCE")

	For the Three Months Ended
($ in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total shareholders' common equity	$1,682,950	$1,654,168	$1,603,323	$1,556,180	$1,508,176
Less: Goodwill and other intangibles, net of related taxes	(482,639)	(483,644)	(484,623)	(485,657)	(486,749)
Tangible common equity	$1,200,311	$1,170,524	$1,118,700	$1,070,523	$1,021,427

APPENDIX B: Calculation of Tangible Book Value Per Share ("TBVPS")

	For the Three Months Ended
($ in thousands except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Tangible common equity (Appendix A)	$1,200,311	$1,170,524	$1,118,700	$1,070,523	$1,021,427

Common shares outstanding	41,375,026	41,466,227	41,465,437	41,468,098	41,368,828
Tangible book value per common share	$29.01	$28.23	$26.98	$25.82	$24.69

APPENDIX C: TCE Ratio

	For the Three Months Ended
($ in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Tangible common equity (Appendix A)	$1,200,311	$1,170,524	$1,118,700	$1,070,523	$1,021,427

Total assets	12,947,734	12,668,339	12,750,263	12,608,265	12,436,245
Less: Goodwill and other intangibles, net of related taxes	(482,639)	(483,644)	(484,623)	(485,657)	(486,749)
Tangible assets ("TA")	$12,465,095	$12,184,695	$12,265,640	$12,122,608	$11,949,496
TCE to TA ratio	9.63%	9.61%	9.12%	8.83%	8.55%

First Quarter 2026 Results

Reconciliation of non-GAAP measures, continued
APPENDIX D: Adjusted Net Income and Adjusted D-EPS

	For the Three Months Ended
($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Net income (A)	$46,659	$15,713	$36,406
Impact of loss-earnback
Securities loss from loss-earnback	—	43,722	—
Less, tax impact	—	(10,141)	—
After-tax impact of loss-earnback	—	33,581	—

Adjusted net income (B)	$46,659	$49,294	$36,406

Weighted average shares outstanding - diluted (C)	41,459,357	41,481,132	41,406,525

D-EPS (A/C)	$1.13	$0.38	$0.88
Adjusted D-EPS (B/C)	$1.13	$1.19	$0.88

APPENDIX E: Calculation of Return on Average Assets ("ROA") and Adjusted ROA

	For the Three Months Ended
($ in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net income (A)	$46,659	$15,713	$20,363	$38,566	$36,406
After-tax impact of loss-earnback	—	33,581	21,433	—	—
Adjusted net income (B)	$46,659	$49,294	$41,796	$38,566	$36,406

Average total assets (C)	$12,762,814	$12,716,139	$12,640,016	$12,458,372	$12,226,810

ROA (A/C)	1.48%	0.49%	0.64%	1.24%	1.21%
Adjusted ROA (B/C)	1.48%	1.54%	1.31%	1.24%	1.21%

APPENDIX F: Calculation of Return on Common Equity ("ROCE") and Adjusted ROCE

	For the Three Months Ended
($ in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net income (A)	$46,659	$15,713	$20,363	$38,566	$36,406
After-tax impact of loss-earnback	—	33,581	21,433	—	—
Adjusted net income (B)	$46,659	$49,294	$41,796	$38,566	$36,406

Average common equity (C)	$1,686,763	$1,627,976	$1,571,104	$1,530,550	$1,467,871

ROCE (A/C)	11.22%	3.83%	5.14%	10.11%	10.06%
Adjusted ROCE (B/C)	11.22%	12.01%	10.55%	10.11%	10.06%

First Quarter 2026 Results

Reconciliation of non-GAAP measures, continued
APPENDIX G: Calculation of Return on TCE ("ROTCE") and Adjusted ROTCE

	For the Three Months Ended
($ in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net Income	$46,659	$15,713	$20,363	$38,566	$36,406
Intangible asset amortization, net of taxes	960	994	1,066	1,123	1,159
Tangible Net income (A)	47,619	16,707	21,429	39,689	37,565
After-tax impact of loss-earnback	—	33,581	21,433	—	—
Adjusted tangible net income (B)	$47,619	$50,288	$42,862	$39,689	$37,565

Average common equity	$1,686,763	$1,627,976	$1,571,104	$1,530,550	$1,467,871
Less: Average goodwill and other intangibles, net of related taxes	(483,314)	(484,313)	(485,331)	(486,393)	(487,395)
Average TCE (C)	$1,203,449	$1,143,663	$1,085,773	$1,044,157	$980,476

ROTCE (A/C)	16.05%	5.80%	7.83%	15.25%	15.54%
Adjusted ROTCE (B/C)	16.05%	17.45%	15.66%	15.25%	15.54%

APPENDIX H: Impact of Hurricane Helene

	For the Three Months Ended
($ in thousands)	December 31, 2025	March 31, 2025

Impact of Hurricane Helene
Provision for (benefit from) credit losses	$(1,600)	$(2,000)
Building repairs and maintenance	—	—
Other	—	—
Total	(1,600)	(2,000)
Less, tax impact	371	464
After-tax impact of Hurricane Helene	$(1,229)	$(1,536)

Weighted average shares outstanding - diluted	41,481,132	41,406,525

Impact of Hurricane Helene per diluted share	$0.03	$0.04

First Quarter 2026 Results
APPENDIX I: Efficiency Ratio and Adjusted Efficiency Ratio

	For the Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025

Noninterest expenses (A)	$60,218	$62,043	$57,911

Nointerest income (B)	15,178	(22,479)	12,956
Securities losses, net	—	(43,722)	—
Adjusted nointerest income (C)	15,178	21,243	12,956

Net interest income – tax-equivalent (D)	107,595	106,601	93,284

Efficiency ratio A/(B+D)	49.05%	73.75%	54.51%
Adjusted efficiency ratio A/(C+D)	49.05%	48.53%	54.51%

First Quarter 2026 Results

Supplemental information
APPENDIX J: Loan purchase discount accretion and its impact on the Company's NIM
Included in interest income for the first quarter of 2026 was loan purchase accounting discount accretion of $1.1 million compared to $1.3 million for the linked quarter and $1.8 million for the like quarter, with the activity primarily related to the continued repayments/reduction of the loan portfolio acquired from GrandSouth Bancorporation in January of 2023. Loan discount accretion had positive impacts of three basis points, three basis points and five basis points, respectively, on the Company's NIM and NIM-T/E in the first quarter of 2026, the linked quarter and the like quarter.
The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Interest income - increased by accretion of loan discount on acquired loans	$1,065	$1,298	$1,789
Total interest income impact	1,065	1,298	1,789
Interest expense - increased by discount accretion on deposits	(61)	(62)	(103)
Interest expense - increased by discount accretion on borrowings	(86)	(161)	(191)
Total net interest expense impact	(147)	(223)	(294)
Total impact on net interest income	$918	$1,075	$1,495